Exhibit 99.1

Oppenheimer Holdings Inc. Reports First Quarter 2025 Earnings

New York, April 25, 2025 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $30.7 million or $2.93 basic earnings per share for the first quarter of 2025, compared with net income of $26.1 million or $2.50 basic earnings per share for the first quarter of 2024. Revenue for the first quarter of 2025 was $367.8 million, an increase of 4.2%, compared to revenue of $353.1 million for the first quarter of 2024.

Albert G. Lowenthal, Chairman and CEO commented, "The Firm’s solid performance for the quarter underscores the ability of our diversified businesses to deliver profitable operating results in increasingly uncertain macroeconomic conditions. During the quarter, all major indices receded from prior quarter highs as the financial markets digested the new administration’s swift policy changes on trade, immigration and government spending as well as initiatives on decreased regulation. Concerns that recently enacted tariffs would likely provoke a wider trade war and spur “stagflation” – a combination of slower growth and higher inflation – produced increased volatility and lower valuations for equity securities as well as pressure on the U.S. dollar. The likelihood of a recession has increased significantly, coupled with reduced consumer confidence and expectations for higher inflation resulting from increased import prices. There are dimmed hopes for a resumption of active capital market activity with little probability of increased corporate issuances of common stock through IPOs or secondaries. Should market declines persist, this will also negatively impact our assets under management ("AUM") and fees earned from that activity. We hope that recent market turbulence will convince policy makers that recent “on-off” announcements of market-moving policy is significantly impacting likely economic outcomes and that they will significantly reduce such activity.
Notwithstanding the increasingly negative market sentiment, our Wealth Management business delivered strong results with a number of improvements over the prior year. The volatile markets spurred robust trading by our clients, driving higher retail commissions. Asset-based advisory fees also increased since AUM, while slightly reduced from recently established all-time highs, remained well above AUMs outstanding during the comparable period. A decline in our interest-sensitive revenues, partially offset these improvements due to lower short term interest rates and reduced FDIC sweep balances.
Our Capital Markets revenues exceeded prior year levels despite challenging market conditions that saw lower underwriting activity amid postponed transactions by corporate clients owing to policy uncertainties and volatile markets that put a damper on deal making activities and new issuance levels. Institutional trading volumes increased in the volatile markets seen during the latter part of the 1st quarter, which were favorable to our sales and trading revenues.
The Firm ended the quarter with record equity levels and is well-positioned for our CEO-elect, Robert Lowenthal, to take advantage of the opportunities that lie ahead. I am confident that the Firm is heading into the next era with the right leadership team that will guide the Company to its best days yet."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	1Q-25	1Q-24
Revenue	$367,825	$353,138
Compensation Expenses	$227,091	$221,713
Non-compensation Expenses	$99,358	$93,970
Pre-Tax Income	$41,376	$37,455
Income Tax Provision	$10,721	$11,711
Net Income (1)	$30,655	$26,054
Earnings Per Share (Basic) (1)	$2.93	$2.50
Earnings Per Share (Diluted) (1)	$2.72	$2.37
Book Value Per Share	$82.87	$77.47
Tangible Book Value Per Share (2)	$65.85	$60.41
Wealth Management
Revenue	$241,986	$237,961
Pre-Tax Income	$67,864	$75,785
Assets Under Administration (billions)	$129.9	$124.9
Assets Under Management (billions)	$48.9	$46.6
Capital Markets
Revenue	$123,261	$112,083
Pre-Tax Loss	$(5,097)	$(6,702)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the first quarter of 2025 was primarily driven by significantly higher advisory fees attributable to a rise in billable AUM and an increase in transaction-based commissions as well as sales and trading revenue
•Assets under administration and under management at March 31, 2025 modestly decreased below recently established records
•Compensation expenses increased from the prior year quarter largely as a result of inflationary pressures on wages and higher production-related expenses
•Non-compensation expenses increased from the prior year quarter primarily due to higher interest and technology related expenses and higher clearing and execution costs attributable to higher volumes
•Total stockholders' equity, book value and tangible book value per share reached new record highs as a result of positive earnings

Wealth Management
Wealth Management reported revenue for the current quarter of $242.0 million, 1.7% higher compared with a year ago. Pre-tax income was $67.9 million in the current quarter, a decrease of 10.5% compared with a year ago. Financial advisor headcount at the end of the current quarter was 933, compared to 936 and 931 at the end of the first quarter of 2024 and fourth quarter of 2024, respectively.
Revenue:
•Retail commissions increased 7.8% from a year ago primarily due to higher retail trading activity
•Advisory fees increased 12.2% due to higher AUM during the billing period
•Bank deposit sweep income decreased $6.6 million from a year ago due to lower cash sweep balances and lower short-term interest rates
•Interest revenue increased 6.4% from the prior year period due to higher average margin loan balances
•Other revenue decreased from a year ago primarily due to a decline in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments

Assets under Management (AUM):
•AUM totaled $48.9 billion at March 31, 2025, which is the basis for advisory fee billings for April 2025
•The increase in AUM from the prior year period was comprised of higher asset values of $2.8 billion on existing client holdings, offset by net distributions of $0.5 billion
Total Expenses:
•Compensation expenses increased 3.5% from a year ago primarily due to higher production related expenses, partially offset by lower deferred compensation expenses and decreased costs associated with share appreciation rights
•Non-compensation expenses increased 16.9% from a year ago primarily due to an increase in legal expenses and higher external portfolio management costs, which are directly related to the increase in AUM

('000s, except otherwise indicated)
	1Q-25	1Q-24

Revenue	$241,986	$237,961
Commissions	$56,911	$52,794
Advisory Fees	$128,792	$114,836
Bank Deposit Sweep Income	$30,075	$36,685
Interest	$21,485	$20,196
Other	$4,723	$13,450

Total Expenses	$174,122	$162,176
Compensation	$119,648	$115,572
Non-compensation	$54,474	$46,604

Pre-Tax Income	$67,864	$75,785

Compensation Ratio	49.4%	48.6%
Non-compensation Ratio	22.5%	19.6%
Pre-Tax Margin	28.0%	31.8%

Assets Under Administration (billions)	$129.9	$124.9
Assets Under Management (billions)	$48.9	$46.6
Cash Sweep Balances (billions)	$2.9	$3.2

Capital Markets
Capital Markets reported revenue for the current quarter of $123.3 million, 10.0% higher when compared with the prior year period. Pre-tax loss was $5.1 million compared with a pre-tax loss of $6.7 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 18.5% compared with a year ago primarily due to fewer private placement transactions
•Equities underwriting fees were flat when compared to the prior year period
•Fixed income underwriting fees increased 116.6% compared with the prior year period primarily due to higher public finance transaction revenue
Sales and Trading
•Equities sales and trading revenue increased 37.9% compared with the prior year period mostly due to higher trading volumes and greater options-related revenue
•Fixed income sales and trading revenue increased 5.2% compared with a year ago largely due to higher interest income on trading inventory

Total Expenses:
•Compensation expenses increased 7.1% compared with a year ago largely due to costs associated with opportunistic new hires and greater production related expense
•Non-compensation expenses were 10.3% higher than a year ago primarily due to an increase in communication and technology expenses and execution-related fees

('000s)
	1Q-25	1Q-24

Revenue	$123,261	$112,083

Investment Banking	$44,980	$47,918
Advisory Fees	$25,962	$31,868
Equities Underwriting	$13,399	$13,179
Fixed Income Underwriting	$5,301	$2,447
Other	$318	$424

Sales and Trading	$76,879	$63,659
Equities	$41,744	$30,266
Fixed Income	$35,135	$33,393

Other	$1,402	$506

Total Expenses	$128,358	$118,785
Compensation	$87,344	$81,588
Non-compensation	$41,014	$37,197

Pre-Tax Loss	$(5,097)	$(6,702)

Compensation Ratio	70.9%	72.8%
Non-compensation Ratio	33.3%	33.2%
Pre-Tax Margin	(4.1)%	(6.0)%

Other Matters

•The Board of Directors announced a quarterly dividend of $0.18 per share payable on May 23, 2025 to holders of Class A non-voting and Class B voting common stock of record on May 9, 2025
•Compensation expense as a percentage of revenue at 61.7% was relatively flat with the same period last year
•The effective tax rate for the current period was 25.9% compared with 31.3% for the prior year period. The effective tax rate for the first quarter of 2025 was positively impacted by fewer non-deductible expenses and a higher tax benefit upon the vesting of share awards

(In millions, except number of shares and per share amounts)
	1Q-25	1Q-24
Capital
Stockholders' Equity (1)	$872.3	$801.5
Regulatory Net Capital (2)	$384.1	$431.4
Regulatory Excess Net Capital (2)	$355.4	$412.6

Common Stock Repurchases
Repurchases	$0.1	$8.4
Number of Shares	1,530	214,723
Average Price	$58.79	$39.05

Period End Shares	10,525,495	10,346,862
Effective Tax Rate	25.9%	31.3%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 89 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended March 31,
	2025	2024	% Change
REVENUE
Commissions	$110,878	$95,850	15.7
Advisory fees	128,803	114,847	12.2
Investment banking	47,623	50,537	(5.8)
Bank deposit sweep income	30,075	36,685	(18.0)
Interest	36,369	26,766	35.9
Principal transactions, net	8,975	18,234	(50.8)
Other	5,102	10,219	(50.1)
Total revenue	367,825	353,138	4.2
EXPENSES
Compensation and related expenses	227,091	221,713	2.4
Communications and technology	26,182	24,576	6.5
Occupancy and equipment costs	16,009	15,848	1.0
Clearing and exchange fees	7,752	5,842	32.7
Interest	21,396	20,548	4.1
Other	28,019	27,156	3.2
Total expenses	326,449	315,683	3.4

Pre-Tax Income	41,376	37,455	10.5
Income tax provision	10,721	11,711	(8.5)
Net Income	$30,655	$25,744	19.1

Less: Net loss attributable to non-controlling interest, net of tax	—	(310)	*
Net income attributable to Oppenheimer Holdings Inc.	$30,655	$26,054	17.7

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$2.93	$2.50	17.2
Diluted	$2.72	$2.37	14.8

Weighted average number of common shares outstanding
Basic	10,465,771	10,407,454	0.6
Diluted	11,277,939	11,001,669	2.5

Period end number of common shares outstanding	10,525,495	10,346,862	1.7
* Percentage not meaningful